Exhibit 99.1

128 Sidney Street, Cambridge, MA 02139-4239	TEL: (617) 995-2500	FAX: (617) 995-2510

Contacts:

Carol Hausner (Investors)	Tony Loke (Media)
Senior Director, Investor Relations and	Rx Communications Group, LLC
Corporate Communications	Tel: (917) 322-2164
Tel: (617) 995-2500	tloke@rxir.com
info@immunogen.com

FOR IMMEDIATE RELEASE

ImmunoGen, Inc. Announces Placement of Common Stock by Selling Stockholder

CAMBRIDGE, MA, May 27, 2004 – ImmunoGen, Inc. (Nasdaq: IMGN) today announced that 4,030,000 shares of the 4,096,098 shares of its common stock held by Shire BioChem Inc. were placed with a third party institutional buyer. Shire BioChem received the ImmunoGen common stock in July 2002 upon exercise of warrants issued to a predecessor entity. As previously announced, these shares were registered for resale by Shire BioChem under a Form S-3 shelf registration statement that was declared effective on January 21, 2003, and ImmunoGen will receive no proceeds from the sale of these shares.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer biopharmaceuticals. The Company’s proprietary Tumor-Activated Prodrug (TAP) technology uses tumor-targeting antibodies to deliver a potent cell-killing agent specifically to cancer cells. Two ImmunoGen-developed TAP products have begun clinical evaluation: cantuzumab mertansine and huN901-DM1. ImmunoGen out-licenses its TAP technology in exchange for upfront, milestone, and manufacturing payments plus royalties. Companies developing products using ImmunoGen’s TAP technology include Boehringer Ingelheim (bivatuzumab mertansine), Millennium Pharmaceuticals (MLN2704), and Genentech (Trastuzumab-DM1); ImmunoGen also has multitarget agreements with Genentech, Abgenix, and Millennium. ImmunoGen and Aventis have a collaboration to discover, develop, and commercialize antibody-based anticancer therapeutics. The agreement provides ImmunoGen with committed funding and includes milestone payments, royalties, and co-promotion rights.

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